Contacts:
Stephen J. Mock
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PATRICK G. LEPORE NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF PAR PHARMACEUTICAL COMPANIES, INC.
John D. Abernathy Named Non-Executive Chairman
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Mark Auerbach and Scott Tarriff Step Down As Executive Chairman
And As President and Chief Executive Officer
Spring Valley, NY, Sept. 26, 2006 — The Board of Directors of Par Pharmaceutical Companies, Inc. (NYSE:PRX) has named Patrick G. LePore the Company’s president and chief executive officer and John D. Abernathy non-executive chairman, effective immediately. Mr. Abernathy has served on Par’s Board since 2001 and is former Lead Director. Mr. LePore was elected to Par’s Board in May 2006 and possesses nearly thirty years experience in the pharmaceutical and healthcare industries. The Board also announced that, at its request, Mark Auerbach and Scott Tarriff have stepped down as executive chairman and as president and chief executive officer of Par.
Speaking on behalf of Par’s Board of Directors, Mr. Abernathy said, “The Board has the highest confidence that Pat possesses the leadership qualities, strategic vision, discipline and industry experience necessary to meet the demands of a highly challenging healthcare environment. He is an excellent choice to successfully lead Par along its chosen strategic path.
“All of us at Par are grateful to Mark and Scott for the contributions they made toward building Par into one of the largest U.S. generic drug companies and establishing the foundation for its branded business. We wish both of them success in all their future endeavors,” Mr. Abernathy added.
“I am honored to have been selected for this position by my fellow directors,” said Mr. LePore. “I assume my new responsibilities with clear objectives in mind - - further developing and growing our young proprietary pharmaceutical initiative and effectively managing our generic business so it is best positioned for success. If we do this, our shareholders will be well served.
“To accomplish these objectives, Par’s focus must always be on meeting the needs of the patients and physicians that rely on its medicines and on serving its highly-valued customers. Par’s success will also depend on the efforts and performance of its talented workforce. If we maintain this focus and effectively execute a sound strategic plan, Par can achieve improved financial performance and build shareholder value.”
more . . .

Mr. LePore, 51, began his career with Hoffmann-La Roche, Inc. where he held a variety of sales, marketing and brand management positions from 1978 to 1984. He later pioneered the growth and evolution of Boron LePore & Associates from its start as a private company into one of the first publicly-traded medical communications organizations. In 2002, Mr. LePore presided over the sale of the company to Cardinal Health, Inc.
Mr. LePore earned his bachelor’s degree at Villanova University and his MBA at Fairleigh Dickinson University. He also serves on the boards of Esprit Pharmaceutical, Montclair State University and the Junior Achievement Foundation of New Jersey.
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. In 2005, Par received approval for and introduced the appetite stimulant Megace® ES, its first branded pharmaceutical product. Par’s Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients. Par manufactures, markets or licenses more than 110 generic drugs. For press release and other company information, visit www.parpharm.com.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, Form 10-Q, and Form 8-K reports.
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